Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statements Nos. 333-124478, 333-128237, 333-142596, 333-145698 and 333-145699 on Form S-3 and Registration Statement No. 333-135130 on Form S-8 of Trico Marine Services Inc. of our report dated March 26, 2008 related to the consolidated financial statements of DeepOcean ASA as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 appearing in this Current Report on Form 8-K/A of Trico Marine Services Inc.
/s/ Deloitte AS
Haugesund, Norway
June 13, 2008